EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

September 29, 2014

Vectren Corp. elects Patrick K. Mullen to board of directors

Evansville, Ind. - Vectren Corporation’s (NYSE: VVC) board of directors on Friday elected Patrick K. Mullen - executive vice president and group president of the engineering, construction and maintenance operating group at Chicago Bridge & Iron (CB&I) - as a new board member effective Oct. 1, 2014.

CB&I, which has been in business for 125 years and employs approximately 55,000, is the most complete energy infrastructure focused company in the world and a major provider of government services. Mullen is responsible for CB&I’s largest operating group, managing a wide range of projects and service offerings that span upstream and downstream oil and gas facilities, refineries, petrochemical plants; and both fossil and nuclear power generation facilities. Prior to his current role, he was responsible for corporate development, including investor relations, strategic planning, defining company growth opportunities, guiding community impact and involvement and strengthening relationships with economic partners.

Mullen began his career as a development engineer at UOP LLC, where he progressed through various management roles over 12 years. He joined ABB Lummus Global in 1998, where he served as head of Lummus’ petrochemical technology group. Mullen joined CB&I through CB&I’s acquisition of ABB Lummus Global in 2007. As part of CB&I’s technology operating group, Mullen served as head of global business development for five years where he was responsible for sales of proprietary technology and equipment to refining and petrochemical clients.

"Patrick’s extensive resume and experience in the energy infrastructure and construction business will undoubtedly serve Vectren well in our utility and nonutility businesses," said Tim McGinley, the Vectren board’s lead director. “Combining this industry knowledge with his proven experience in strategic planning and passion for community involvement makes him an ideal addition to the board.”

Mullen, 50 years old and a southern Illinois native, resides in The Woodlands, Texas. He is a director on the board of Interfaith of The Woodlands, a non-profit social service agency providing numerous programs and services to meet the needs of The Woodlands and the surrounding area.

He holds a bachelor of science degree in chemical engineering from the University of Notre Dame and received his MBA from the Kellogg Graduate School of Management at Northwestern University.

EXHIBIT 99.1

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure and energy services. To learn more about Vectren, visit www.vectren.com.

-end-